Executive Annual Incentive Plan

Fiscal Year 2006 Plan Summary

Objectives: The Fiscal 2006 Executive Annual Incentive Plan is a reward program that directly supports the achievement of financial goals, key strategic operational goals and individual operational goals.

Eligibility: Employees in the named jobs are eligible to be considered for participation in the Plan: Executive Chairman, President & CEO; Chief Financial Officer; Chief Technology Officer; Sr. Vice President Operations; Vice President, Human Resources; Vice President, Product Management; Vice President, Methods and Tools; Director, Marketing Communications; and Vice President, School Market and Evaluation. The Company reserves the right to determine whether an executive will actually participate in the Plan. Eligible employees will receive a notification letter indicating they are eligible to participate in the Plan.

Performance Measures: Payment will be based on the level of achievement of the financial goals, operational goals, and individual goals as demonstrated in the table below. Achievement of the individual operational goals for each executive will be reflected on the performance development process for each executive.

Financial Goals (65% Weighting):

•	Operating Profit – Target [x]

Company Operational Goals (20% Weighting):

•	Sales Productivity – achieve order rate of [x] per account manager and a minimum monthly average of [x] account managers. (4%)

•	Professional Services Productivity – achieve [x] days of billings per education consultant and an average price of [x] per day. (4%)

•	Product Development Productivity – develop and release the following new products at a cost of [x] (capitalized and expensed): a) [x], and b) [x]. (4%)

•	Employee – increase diversity percentages over 2005 [1]; use the talent management process to identify successors for each ELT member and high potential employees at all levels of the company. (4%)

•	Customers – implement monthly satisfaction survey process and begin reporting results and trends at the March 2nd board meeting. (4%)

Individual Operational Goals[2] (15% Weighting):

•	Performance Development Process

1 2005 diversity measure was [x] on September 30, 2005.

2 Achievement of the individual goals can generally be substantiated. The level of achievement is somewhat subjective in the case of near achievement or over achievement of operation goals therefore, achievement is to be determined by the CEO.

Target Incentive: Each executive’s payment will be based on their Annual Base Salary, effective on October 31, 2006, their Target Incentive percent, and the level of achievement of the performance measures. Each executive’s Target Incentive is expressed as a percent of their Annual Base Salary and shown in this table.

Executive Job Title		Target
President & CEO		75%
Executive Chairman		60%
Chief Financial Officer	50%
Chief Technology Officer		50%
Sr. Vice President, Operations	35%
Vice President, Product Management	35%
Vice President, Methods and Tools		30%
Vice President, Human Resources		30%
Vice President, School Market and Evaluation	30%
Director, Marketing Communications		30%

Actual Payment: The plan rewards executives for achievement of goals and also encourages performance that substantially exceeds goals. This chart shows how the actual payment will increase (as a percent of the Target Incentive) as performance is increased. A threshold or minimum level of performance has been established. *Straight-line interpolation will be used starting at 100% of goal achievement to determine the payment for any level of achievement falling above 100% and between the stated levels of performance. This is illustrated in the chart below.

Financial Performance	Resulting	Actual Payment
% of Goal Achievement	Operating Profit	% of Target Incentive
<5% 5% — 99% *100% 115% 130% 145% 175%	[x] [x] [x] [x] [x] [x] [x]	0% 50% 100% 125% 150% 175% 200%

General Provisions:
The obligations of the Company, as set forth in this document shall be subject to modification in such manner and to such extent as the CEO and the Board of Directors deems necessary by agreement, or as may be necessary to comply with any law, regulation or governmental order pertaining to compensation. The Compensation Committee will receive the recommendations of the CEO for the cash payment amount, and any actions related to termination of employment and/or change in control, and after due deliberation determine the payment amount.

This Plan shall be cancelled in the event of termination of employment with the company. To remain eligible for a cash payment amount from the Plan, a participant must be continuously employed by the Company from date of hire or November 1, 2005, whichever is later, through the end date of the Plan (October 31, 2006), except for the following circumstances:

(1)	Death or Disability. If a Participant dies or becomes disabled before October 31, 2006, his/her cash payment amount will be prorated for the number of days the Participant was an active PLATO employee. For the purposes of this Plan “Disability” means that as a result of physical or mental incapacity Executive is unable for a period of 120 consecutive days during any consecutive 180-day period to perform his duties hereunder on a full-time basis. In the case of death, the payment amount will be given to the Participant’s estate according to current law and established guidelines and practices.

(2)	Unpaid Leave of Absence. If a Participant is on an unpaid leave of absence anytime between November 1 2005 and October 31, 2006 his/her cash payment amount will be prorated on a daily basis to exclude the time he/she was on such leave.

(3)	Termination with Cause or without Good Reason. In the event a Participant’s employment with the Company is terminated with Cause or without Good Reason (as defined in Section 6 of their employment agreement) after November 1, 2005 and before the plan end date (October 31, 2006) his/her cash payment amount will be prorated for the number of days the Participant was an active PLATO employee.

(4)	Termination without Cause or with Good Reason. In the event a Participant’s employment with the Company is terminated without Cause or with Good Reason (as defined in Section 6 of their employment agreement) after November 1, 2005 and before the plan end date (October 31, 2006) his/her cash payment amount will be prorated for the number of days the Participant was an active PLATO employee.

(5)	Change in Control. If at any time during fiscal year 2006 there is a Change in Control event the incentive payment will be pro-rated through the end date of the Change in Control. The payment amount will be based on 100% of the Target Incentive.